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Exhibit 10.3

View Systems, Inc. Engagement Agreement with Bruce Lesniak

Consulting Agreement

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    This Agreement is made effective as of July  , 1999, by and between View Systems, Inc., of 925 West Kenyon Avenue, Suite 15, Englewood, Colorado 80110, and Lesniak & Associates, West 303 North 3211, Timber Hill Court, Pewaukee, Wisconsin 53072.

    In this Agreement, the party who is contracting to receive services shall be referred to as "View" or "Company", and the party who will be providing the services shall be referred to as "Lesniak".

    Lesniak has a background in marketing, business development and management for security and surveillance products and is willing to provide services to View based on this background.

    View desires to have services provided by Lesniak.

Therefore, the parties agree as follows:

    1. DESCRIPTION OF SERVICES. Beginning June 1, 1999, Lesniak is hereby engaged as a consultant to the Company to provide the following services (collectively, the "Services"): Sales, Marketing, Management Consulting and Business Development Services.

    2. PERFORMANCE OF SERVICES. All costs and expenses incurred by Lesniak in the operation of Lesniak's business, including office rentals, stenographic or clerical services, telephone, advertising, mailing, travel expenses and other operating expenses, shall be paid by Lesniak, and Lesniak shall not be entitled to reimbursement therefor from the Company. The Company shall reimburse Lesniak for all of its expenses directly related to work for the Company.

    3. PAYMENT.

    (a) Monthly Cash Payments. View will pay Lesniak for its Services the monthly amount of $4,000 per month. This fee shall be payable monthly, on the first day of the month for which the services are to be provided, and shall be subject to periodic review and adjustment by the Company. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Lesniak shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Lesniak has not yet been paid and also for other payment provided under this Agreement. View shall not deduct or withhold from these payments, and Lesniak shall be paid as a consultant and not as an employee.

    (b) Incentive Bonus. The Board of Directors of the Company will determine each year whether to pay Lesniak an annual incentive bonus based upon Company's performance and the results achieved by Lesniak in its job performance.

    (e) Options. Pursuant to the Stock Option Plan that is adopted by Company, Lesniak shall be granted non-qualified options to purchase shares of Company Common Stock, such Options to accrue and to be granted in the event that Lesniak is employed and according to a determined schedule. This schedule shall be monthly grants of options to purchase 4,000 shares of Company's common stock, or monthly grants of options to purchase an amount equal to one share for every dollar of monthly cash compensation Lesniak earns, during the first 12 months of service, with such service deemed to have begun on July 1, 1999. The options issued under the Company's Stock Option Plan during the first 12 months of service (beginning July 1, 1999) shall have a strike or exercise price of $.01 per share.

    (f) Shares Under Restricted Share Plan. Upon execution of this Agreement, Lesniak shall be entitled to receive 140,000 shares of stock in the View Systems, Inc. 1999 Restricted Share Plan, with any contractual restrictions in such shares lapsing on August 1, 1999.

    4. COMMISSION PAYMENTS FOR SALES OF PRODUCT.

    (a) For purposes of this Agreement:

      (i) "New Business" shall mean actual sales of Product for which a purchase order is submitted by Lesniak for sale to a customer, provided that (A) the Product being ordered is not the subject of a previous purchase order or contract for such customer, and (B) the ordering customer has not ordered or received any Product as a direct result of efforts of other representatives of Company.

      (ii) "Invoiced Price" shall mean the net invoiced price for the Products delivered to the customer, as reflected in the Company's invoice rendered to the customer, after deduction of all trade discounts, freight and transportation charges or transportation allowances, all sales and other taxes, C.O.D. charges, insurance and similar costs and charges.

    (b) Subject to subsection (c) hereof, Lesniak shall be entitled to receive commissions based on the Invoiced Price of deliveries by the Company during the term of this Agreement of Products constituting New Business which are sold to customers pursuant to purchase orders submitted by Lesniak and for which the Company actually receives payment. The amount of the commissions shall be subject to the agreement of the parties at the time the opportunity is identified, which agreed commission amount shall be specified in writing.

    (c) The Company shall have the right to deduct from or charge back against Lesniak's commission account the amount of any commissions credited or paid to Lesniak in respect of Products which have been returned by a customer, any allowance credited to a customer for any reason and all allowable deductions made by a customer when remitting payment, such as for adjustments, discounts and credits. The Company shall have the right to charge back against Lesniak's commission account a pro rata amount of any commissions already credited or paid to Lesniak when final settlement is made or completed with a customer on other than a full payment basis. Any such settlement shall be made at the sole discretion of the Company. The Company shall have the right to deduct from or charge back against Lesniak's commission account a pro rata amount of any commissions previously paid or credited to Lesniak on shipments for which the Company shall not have been fully paid by the customer in accordance with the payment terms applicable to the order, regardless of the reason for such non-payment. If any such sums are realized at a later date upon said accounts, the Company will pay Lesniak its percentage of commission applicable to the original sale on the net proceeds of such subsequent collection. The Company shall have the right to deduct from or charge back against Lesniak's commission account the amount of all draws against commission previously received from Lesniak.

    (d) Commissions shall be payable within 20 days after the end of each month in which the Company receives payment of any invoice in respect of which Lesniak is entitled to a commission pursuant to this section. Lesniak shall not be entitled to any advance payments.

    (e) The Company will furnish, at Lesniak's request, but not more frequently than once a month,, a statement showing the Invoiced Price of shipments to Lesniaks customers, resellers, and OEMs during the preceding calendar month, the computation of credits and deductions to Lesniak's account and the net balance due.

    5. COMMISSION FOR MERGER/SALE. Where the sale of the Company's assets, or a merger of the Company, is procured by Lesniak, subject to approval of the Company's board of directors, Lesniak shall be entitled to receive a commission for the sale of substantially all of the Company's assets or merger of View into a third party equal to an amount agreed to by the parties at the time the opportunity is identified. This agreed commission shall be put in writing.

    6. SUPPORT SERVICES. View will not provide support services, including office space and secretarial services, for the benefit of Lesniak.

    7. TERM/TERMINATION.

    (A) The Initial Term of this Agreement shall commence on the effective date noted above and it shall continue in effect unless terminated by either party upon sixty (60) days written notice.

    (B) This Agreement and Lesniak's employment may be terminated by Company at its discretion at any time, provided that if the termination is without cause, for a period of one year following such termination, Lesniak shall be paid his monthly cash payments (and stock options) and a bonus for year equivalent in value to the bonus received in the year prior to his termination.

    (C) This Agreement may be terminated by Lesniak at Lesniak's discretion by providing at least sixty (60) days prior written notice to the Company. In the event of termination by Lesniak pursuant to this subsection, Company may immediately relieve Lesniak of all duties and immediately terminate this Agreement, provided that View shall pay Lesniak the compensation Lesniak has earned hereunder to the termination date included in Lesniak's original termination notice.

    (D) In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be deemed terminated as a result thereof..

    8. RELATIONSHIP OF PARTIES. It is understood by the parties that Lesniak is an independent contractor with respect to View, and not an employee of View. View will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Lesniak. View will not withhold any employee taxes from payments to Lesniak.

    9. DISCLOSURE. Lesniak is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of View. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

—a product or product line of View
—a manufacturing process of View
—a customer of View
—a stratgic business partner, including reseller, OEM, sales rep or licensor/ee of View

    10. EMPLOYEES. LESNIAK's employees, if any, who perform services for View under this Agreement shall also be bound by the provisions of this Agreement.

    11. ASSIGNMENT. LESNIAK's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of View.

    12. CONFIDENTIALITY.

    (a) Lesniak and the Company recognize that due to the nature of Lesniak's engagement with the Company and his relationship to the Company's business, Lesniak will have access to and will acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of the Company and its affiliates, including, without limiting the generality of the foregoing, information with respect to pricing, present and prospective products and customers, and sales and marketing information and data. Lesniak acknowledges that such information has been and will continue to be of critical importance to the business of the Company and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Company.

    (b) Lesniak agrees that during or after the term of this Agreement, it will not, in any manner, either directly or indirectly, use, disclose to others, or permit the use by or disclosure to any person, firm or entity, or use in any manner except as specifically authorized under this Agreement, any trade secrets or other confidential or proprietary information learned by it or any of its employees, agents and affiliates during the course of the activities contemplated hereunder concerning any matters affecting or relating to the business of the Company, including without limitation the generality of the foregoing, information, whether written or otherwise, regarding customers, prospective customers, customer lists, costs, prices, earnings, products, new or proposed products, formulae, compositions, machines, apparatus, systems, manufacturing procedures, technical data, reports, forecasts, bidding information, prospective and executed contracts and other business arrangements, and sources of supply. All such confidential material and data shall remain the property of the Company; Lesniak shall return all such materials and data, and all copies thereof and excerpts therefrom, to the Company promptly on demand, and in any event upon termination of this Agreement, and will retain no copies thereof or excerpts therefrom.

    (c) The provisions of this paragraph shall survive termination of this Agreement and shall continue until such trade secrets and confidential information become public knowledge through no fault of such party or any of its employees, agents or dealers.

    13. NON-SOLICITATION. Lesniak agrees that during the term of this Agreement and for a period of one year from and after the date of termination of this Agreement, he will not, directly or indirectly, for his own account and benefit or for or on behalf of any other person or entity (except for the Company), or as owner, partner, director, officer, employee, agent, consultant or otherwise: encourage any customer or any vendor or supplier of the Company to cease doing business with the Company in whole or in part.

    14. REMEDIES. The parties hereto acknowledge that the provisions of this Agreement are of particular importance for the protection and promotion of their existing and future interest; that the relationships of the parties to each other will be such that, in the event of any breach of this Agreement, a claim for monetary damages may not constitute an adequate remedy; and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof or to enjoin the violation of this Agreement. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of or injunction under this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party.

    16. RETURN OF RECORDS. Upon termination of this Agreement, LESNIAK shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in LESNIAK's possession or under LESNIAK's control and that are View's property or relate to View's business.

    17. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for View:

View Systems, Inc.
Gunther Than
President
9693 Gerwig Lane, Suite O
Columbia, Maryland 21046

IF for LESNIAK:

Lesniak & Associates
C/o Bruce Lesniak
West 303 North 3211
Timber Hill Court
Pewaukee, Wisconsin 53072

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

    18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

    19. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

    20. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

    21. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

    In Witness Whereof, the parties, intending to be bound, execute this document under seal.

Party receiving services:
View Systems, Inc.

By:		(SEAL)
Gunther Than President
Party providing services:
Lesniak & Associates
By:		(SEAL)
Bruce Lesniak

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Exhibit 10.3